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                                                                      EXHIBIT 11
                                                                      ----------

                               BROOKSTONE, INC.

               Computation of Basic and Diluted Earnings (Loss)
                               Per Common Share
                     (In thousands, except per share data)
                                  (Unaudited)

                                                                           Thirteen  Weeks Ended
                                                                   -------------------------------------
                                                                     May 1, 1999            May 2, 1998
                                                                   --------------          -------------
Net loss                                                              $(4,624)                 $(4,417)
                                                                     ==========               ==========
Weighted average number of common shares
 outstanding                                                            8,095                    7,889

Effect of dilutive securities:
   Stock options                                                           --                       --
                                                                     ----------               ----------
Weighted average number of common shares
 as adjusted                                                            8,095                    7,889
                                                                     ==========               ==========


Net loss per share - basic/diluted                                    $ (0.57)                 $ (0.56)
                                                                     ==========               ==========
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